Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

Total Investment Income Surges During Q1, Out-Earning the Base Distribution by 59%

Announces Second Quarter 2023 Distribution of $0.34 per Share

For Immediate Release

NEW YORK, May 10, 2023 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the first quarter ended March 31, 2023 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on May 8, 2023, its co-chief executive officers declared a second quarter 2023 regular distribution of $0.34 per share payable on June 15, 2023 to shareholders of record as of June 1, 2023.

FIRST QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended March 31, 2023 were $0.54 per share and $(0.56) per share, respectively;

•	Net asset value per share was $15.11 as of March 31, 2023 compared to $15.98 as of December 31, 2022. The decrease was primarily due to the underperformance of certain investments during the quarter;

•	As of March 31, 2023, the Company had $1,011 million of total principal amount of debt outstanding, of which 72% was comprised of senior secured bank debt and 28% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.02x as of March 31, 2023 compared to 0.98x as of December 31, 2022;

•	As of March 31, 2023, the Company had total investments at fair value of $1,657 million in 109 portfolio companies across 23 industries. The investment portfolio was comprised of 91.2% senior secured loans, including 88.8% in first lien investments;[1]

•	During the quarter, the Company had new investment commitments of $15 million, funded new investment commitments of $14 million, funded previously unfunded commitments of $9 million, and had sales and repayments totaling $66 million, resulting in a net decrease to the Company's funded portfolio of $43 million;

•	As of March 31, 2023, investments on non-accrual status amounted to 3.5% and 6.8% of the total investment portfolio at fair value and amortized cost, respectively;

•	During the quarter, the Company repurchased 338,029 shares of its common stock under its 10b5-1 trading plan at an average price of $10.63 per share for a total repurchase amount of $3.6 million. Through March 31, 2023, the Company repurchased a total of 1,996,985 shares of its common stock under its 10b5-1 trading plan at an average price of $9.53 per share for a total repurchase amount of $19.0 million; and

•	On February 28, 2023, the Company completed a public offering in Israel pursuant to which the Company issued approximately $80.7 million of its unsecured Series A Notes due 2026, which bear interest at a rate equal to the Secured Overnight Financing Rate, or SOFR, plus a credit spread of 3.82% per year payable quarterly.

DISTRIBUTIONS

•	For the quarter ended March 31, 2023, the Company paid a regular quarterly distribution totaling $18.7 million, or $0.34 per share, which was an increase of $0.03 per share, or 9.7%, from the $0.31 per share regular distribution paid for the fourth quarter of 2022.

“We are pleased to report yet another quarter of strong earnings growth. We believe that our ability to out-earn our dividend and deliver solid returns to our investors demonstrates the resilience of our business model and the effectiveness of our strategy focused on senior secured floating loans. We also believe that our diversified sourcing capabilities and strong credit performance have positioned us well for the current economic environment and the opportunities we see ahead,” said Michael A. Reisner, co-Chief Executive Officer of CION.

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	March 31, 2023		December 31, 2022
Investment portfolio, at fair value[1]	$1,657,026		$1,749,161
Total debt outstanding[2]	$1,010,712		$957,500
Net assets	$830,310		$883,634
Net asset value per share	$15.11		$15.98
Debt-to-equity	1.22	x	1.08	x
Net debt-to-equity	1.02	x	0.98	x

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2023	December 31, 2022
Total investment income	$64,975	$55,500
Total operating expenses and income tax expense	$35,117	$31,623
Net investment income after taxes	$29,858	$23,877
Net realized losses	$(4,525)	$(15,692)
Net unrealized (losses) gains	$(56,378)	$1,350
Net (decrease) increase in net assets resulting from operations	$(31,045)	$9,535

Net investment income per share	$0.54	$0.43
Net realized and unrealized losses per share	$(1.10)	$(0.26)
Earnings per share	$(0.56)	$0.17

Weighted average shares outstanding	55,109,482	55,505,248
Distributions declared per share	$0.34	$0.58 *

*Includes a special distribution of $0.27 per share.

Total investment income for the three months ended March 31, 2023 and December 31, 2022 was $65.0 million and $55.5 million, respectively. The increase in investment income was primarily driven by an increase in LIBOR and SOFR rates, dividend income from certain investments and fees generated from investment activity during the three months ended March 31, 2023 compared to the three months ended December 31, 2022.

Operating expenses for the three months ended March 31, 2023 and December 31, 2022 were $35.1 million and $31.6 million, respectively. The increase in operating expenses was primarily driven by an increase in interest expense under the Company's financing arrangements due to higher LIBOR and SOFR rates and higher advisory fees during the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended March 31, 2023 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$13,018	87%	$66,188	100%
Senior secured second lien debt	—	—	4	—
Collateralized securities and structured products - equity	—	—	81	—
Equity	2,000	13%	—	—
Total	$15,018	100%	$66,273	100%

During the three months ended March 31, 2023, new investment commitments were made across 10 existing portfolio companies. Sales and repayments were primarily driven by the full sale or repayment of investments in 4 portfolio companies. As a result, the number of portfolio companies decreased from 113 as of December 31, 2022 to 109 as of March 31, 2023.

PORTFOLIO SUMMARY1

As of March 31, 2023, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,472,453	88.8%
Senior secured second lien debt	38,997	2.4%
Collateralized securities and structured products - equity	1,133	0.1%
Unsecured debt	15,517	0.9%
Equity	128,926	7.8%
Total	$1,657,026	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	March 31, 2023		December 31, 2022
Number of portfolio companies	109		113
Percentage of performing loans bearing a floating rate[3]	92.8%		89.8%
Percentage of performing loans bearing a fixed rate[3]	7.2%		10.2%
Yield on debt and other income producing investments at amortized cost[4]	11.97%		12.36%
Yield on performing loans at amortized cost[4]	12.90%		12.61%
Yield on total investments at amortized cost	11.18%		11.80%
Weighted average leverage (net debt/EBITDA)[5]	5.11	x	5.30	x
Weighted average interest coverage[5]	2.07	x	2.31	x
Median EBITDA[6]	$35.0 million		$35.0 million

As of March 31, 2023, investments on non-accrual status represented 3.5% and 6.8% of the total investment portfolio at fair value and amortized cost, respectively. As of December 31, 2022, investments on non-accrual status represented 1.3% and 2.0% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2023, the Company had $1,011 million of total principal amount of debt outstanding, comprised of $725 million of outstanding borrowings under its senior secured credit facilities and $286 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.5% for the quarter ended March 31, 2023. As of March 31, 2023, the Company had $162 million in cash and short-term investments and $100 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Wednesday, May 10, 2023 at 11:00 am Eastern Time to discuss its financial results for the first quarter ended March 31, 2023. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation First Quarter 2023 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 445-9755. International callers can access the conference call by dialing +1 (201) 493-6744. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $8.3 million and $6.2 million as of March 31, 2023 and December 31, 2022, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believe this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CION Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,576,870 and $1,580,844, respectively)	$1,479,976	$1,525,040
Non-controlled, affiliated investments (amortized cost of $169,539 and $140,344, respectively)	162,785	143,876
Controlled investments (amortized cost of $76,900 and $82,421, respectively)	80,591	91,114
Total investments, at fair value (amortized cost of $1,823,309 and $1,803,609, respectively)	1,723,352	1,760,030
Cash	96,016	82,739
Interest receivable on investments	27,333	26,526
Receivable due on investments sold and repaid	3,239	1,016
Dividends receivable on investments	—	1,275
Prepaid expenses and other assets	4,552	825
Total assets	$1,854,492	$1,872,411

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $8,316 and $6,178, respectively)	$1,002,396	$951,322
Accounts payable and accrued expenses	1,075	1,012
Interest payable	7,007	7,820
Accrued management fees	6,676	6,924
Accrued subordinated incentive fee on income	6,334	5,065
Accrued administrative services expense	694	1,703
Share repurchases payable	—	14,931
Total liabilities	1,024,182	988,777

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 54,961,455 and 55,299,484 shares issued, and 54,961,455 and 55,299,484 shares outstanding, respectively	55	55
Capital in excess of par value	1,040,955	1,044,547
Accumulated distributable losses	(210,700)	(160,968)
Total shareholders' equity	830,310	883,634
Total liabilities and shareholders' equity	$1,854,492	$1,872,411
Net asset value per share of common stock at end of period	$15.11	$15.98

CION Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$42,768	$30,994
Paid-in-kind interest income	4,831	4,606
Fee income	1,143	949
Dividend income	—	46
Non-controlled, affiliated investments
Dividend income	3,881	—
Interest income	2,474	1,023
Fee income	1,920	493
Paid-in-kind interest income	1,731	1,445
Controlled investments
Dividend income	4,250	—
Interest income	1,977	2,127
Total investment income	64,975	41,683
Operating expenses
Management fees	6,676	6,655
Administrative services expense	837	720
Subordinated incentive fee on income	6,335	4,133
General and administrative	1,955	2,222
Interest expense	19,309	8,459
Total operating expenses	35,112	22,189
Net investment income before taxes	29,863	19,494
Income tax expense, including excise tax	5	11
Net investment income after taxes	29,858	19,483
Realized and unrealized (losses) gains
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(4,525)	28
Non-controlled, affiliated investments	—	(97)
Net realized losses	(4,525)	(69)
Net change in unrealized depreciation on:
Non-controlled, non-affiliated investments	(41,086)	(7,495)
Non-controlled, affiliated investments	(10,290)	(3,780)
Controlled investments	(5,002)	(250)
Net change in unrealized depreciation	(56,378)	(11,525)
Net realized and unrealized losses	(60,903)	(11,594)
Net (decrease) increase in net assets resulting from operations	$(31,045)	$7,889
Per share information—basic and diluted
Net (decrease) increase in net assets per share resulting from operations	$(0.56)	$0.14
Net investment income per share	$0.54	$0.34
Weighted average shares of common stock outstanding	55,109,482	56,958,440

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of March 31, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on May 10, 2023, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611

Val Ferraro

vferraro@equityny.com

212-836-9633